EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2017, relating to the consolidated financial statements of Veritiv Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the July 1, 2014 merger with UWW Holdings, Inc. and allocations of certain corporate costs from International Paper Company for periods prior to July 1, 2014), and the effectiveness of Veritiv Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Veritiv Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 18, 2017